Exhibit 99.1

Calavo Growers, Inc. Announces First Quarter 2021 Financial Results

SANTA PAULA, Calif., March 10, 2021—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reported its financial results for the first quarter ended January 31, 2021.

First Quarter Highlights

•

Total revenue of $220.6 million, a 19% decrease year over year, reflecting 2% growth in avocado volume offset by lower avocado prices and lower revenue in the Renaissance Food Group (“RFG”) and Foods segments.

•

Gross profit of $17.8 million, or 8.1% of revenue, compared to $15.8 million, or 5.8% of revenue, for the comparable period last year. The increase in gross profit margin percentage was attributable to improvements in the Fresh segment.

•

Net income of $5.3 million, or $0.30 per diluted share, compared to net loss of $0.9 million, or ($0.05) per diluted share for the comparable period last year. Adjusted net income was $3.0 million, or $0.17 per diluted share, compared to $0.8 million, or $0.04 per share last year.

•	Adjusted EBITDA of $9.4 million, compared to $4.5 million for the same period last year.
•

Renewed credit agreement adding $20 million of availability and five years to its term. The facility is now a $100 million, syndicated senior unsecured revolving credit facility (with a total facility size of $150 million when including the exercise of its $50 million accordion feature).

•

Paid $1.15 per share dividend ($20.3 million in total), which is an increase of 4.5% over prior year and is the 9th consecutive year of increasing dividends, and representing an approximate 1.5% yield to Calavo’s shareholders.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Management Commentary

“Our first quarter results reflect a continuation of trends that we experienced in the fourth quarter of last year,” said James E. Gibson, CEO of Calavo Growers. “Market demand for avocados is increasing, albeit at a slower pace due to the pandemic, and supply remains plentiful, given the strong crop out of Mexico. These dynamics weighed on prices, which on

Calavo Growers, Inc.

average, were down 14% year-over-year. However, we delivered higher avocado gross margins in the quarter, as we did a good job of managing our pricing spread and sales mix.

“Our RFG segment was impacted by a number of factors, including industry-wide delivery delays at most U.S. ports due to the implementation of additional safety measures related to the pandemic, which caused increased spoilage of fresh fruit and vegetables. In addition, we continued to be impacted comparatively by the closure in April 2020 of our Midwest co-packing partner. Our Foods segment continued to be adversely affected by lower foodservice demand resulting from the pandemic, offset slightly by favorable input commodity prices.

“We are optimistic about the remainder of 2021, particularly the second half. While the pandemic is still having a substantial impact on many of our foodservice customers, we believe that they will be able to bridge from this challenging environment to what we anticipate will be a strong economic rebound once we as a country achieve widespread vaccination and herd immunity. In the meantime, we are moving ahead with the implementation of our strategic initiatives designed to enhance our long-term growth prospects, capitalizing on opportunities to increase operating leverage, further our sustainability initiatives, and realize synergies across our entire organization, with the goal of improving profitability, sustainability, and shareholder value,” concluded Gibson.

First Quarter 2021 Consolidated Financial Review

Total revenue for the first quarter of 2021 was $220.6 million compared to $273.3 million for the first quarter of 2020, representing a 19% decrease. While avocado volumes were higher, increasing 2% over the prior-year period, total revenue was impacted by the lower average selling price of avocados in the Company’s Fresh segment, reflecting increased supply from Mexico, and lower sales volumes in the RFG and Foods segments as a result of the closure of RFG’s Midwest co-packing partner in April 2020 and the prolonged COVID-19 pandemic.

Gross profit for the first quarter was $17.8 million, or 8.1% of revenue, compared to $15.8 million, or 5.8% of revenue, for the same period last year. The increase in gross profit margin percentage was attributable to improvements in the Fresh segment, partially offset by lower gross profit margin percentages in the RFG and Foods segments.

Selling, general and administrative (SG&A) expense for the first quarter totaled $14.2 million, or 6.4% of revenue, compared to $16.3 million, or 6.0% of revenue, for the same period last year. The decline in SG&A expense was primarily due to a decrease in salary and benefit expense as a result of our consolidation initiatives.

Net income for the first quarter of 2021 was $5.3 million, or $0.30 per diluted share. This compares to net loss of $0.9 million, or $(0.05) per diluted share, for the same period last year.

Calavo Growers, Inc.

Adjusted net income, which is a non-GAAP measure that excludes certain items such as non-cash gains or losses from unconsolidated subsidiaries and unrealized gains/losses on Limoneira shares, was $3.0 million, or $0.17 per diluted share, for the first quarter of 2021, compared to adjusted net income of $0.8 million, or $0.04 per diluted share, for the same period last year.

Adjusted EBITDA, which is a non-GAAP financial measure, was $9.4 million for the first quarter of 2021, compared to $4.5 million for the same period last year.

Balance Sheet and Liquidity

During the first quarter, the Company entered into an amendment to its existing credit facility, which, among other things, increased the size of the revolving commitment by $20 million to $100 million (for a total facility size of $150 million with the accordion, which is up from a total facility size of $130 million) and extended the maturity of the agreement by five years to 2026.

Total liquidity at quarter end was approximately $148 million, including cash, investments, and borrowings available under its line of credit.

The Company ended the quarter with $44.6 million of total debt, which included $37.2 million in borrowings under the line of credit and $7.4 million of long-term obligations and finance leases.

First Quarter Business Segment Performance

Fresh

First quarter 2021 sales in Calavo’s Fresh business segment decreased 13% to $115.5 million from $133.2 million in the same period last year. Avocado imports from Mexico negatively impacted the average selling price of avocados, which was down 14% from the same period last year. Lower selling prices were offset by increased sales volume, which improved 2% from the year-ago period. Fresh segment gross profit for the first quarter of 2021 was $13.1 million, or 11.4% of segment sales, compared to $6.6 million, or 4.9% of segment sales, for the same period last year. The increase in gross profit was primarily due to better management of the pricing spread and sales mix to customers. The Company’s gross profit per carton for avocados was in line with historical averages and higher than the year-ago quarter, which was impacted by poor fruit quality across the industry.

Renaissance Food Group (RFG)

RFG business segment sales in the first quarter 2021 were $90.3 million, down 25% from $120.9 million in the same period last year. The decline in sales was principally due to the previously announced closure of the Company’s Midwest co-packing partner in April 2020. Segment gross profit was approximately breakeven compared to a gross profit of $2.9 million, or 2.4% of segment sales in the same period last year. Gross margin was adversely impacted by higher labor costs and supply chain disruptions resulting from major port delays, combined with poor

Calavo Growers, Inc.

quality and yield due to weather events in Florida and Central America. In addition, lower overall volumes negatively impacted the gross margin due to unabsorbed overhead.

Foods

Sales in the Foods business segment totaled $16.5 million in the first quarter, down 20% from $20.5 million in the same period last year due to lower demand from foodservice customers during the prolonged pandemic. Segment gross profit was $4.7 million, or 28.7% of sales, compared to $6.4 million, or 31.0% of sales, in the same period last year. The year-over-year decrease in gross profit was primarily due to the lower foodservice volumes, partially offset by a decrease in avocado costs.

Outlook

The Company is providing the following expectations for the second fiscal quarter of 2021:

•	Revenue in a range of $255 million to $275 million; and
•	Adjusted EBITDA in a range of $14 million to $18 million.

The Company is not able to provide a reconciliation of expected adjusted EBITDA to the most directly comparable expected GAAP measure due to the unknown effect, timing and potential significance of the effects of non-cash income and losses associated with unconsolidated entities, among others. These items have in the past, and may in the future, significantly affect GAAP results in a particular period.

Non-GAAP Financial Measures

This press release includes non-GAAP measures such as EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring and certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Calavo Growers, Inc.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring and certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income and the related measure of adjusted diluted EPS exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted Net Income.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items are identified in the notes to the reconciliations in the financial tables that accompany this release.

Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Conference Call and Webcast

Calavo will host a conference call, today at 5:00 pm ET/2:00 pm PT to discuss its financial results. The conference call may be accessed by dialing 877-407-3982 (Domestic) or 201-493-6780 (International) with conference ID: 13716483. A live audio webcast of the call will also be available on the Investor Relations section of Calavo’s website at http://ir.calavo.com and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under

Calavo Growers, Inc.

the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," among others, generally identify forward-looking statements.

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products in light of COVID-19, impact on our food service customers, increased costs that we must incur as a result of COVID-19, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and the ability of our new management team to work together successfully; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities, including

Calavo Growers, Inc.

FreshRealm; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

310-622-8231

calavo@finprofiles.com

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31,	October 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$8,168	$4,055
Accounts receivable, net of allowances of $3,791 (2021) and $3,498 (2020)	71,603	63,668
Inventories, net	41,706	41,787
Prepaid expenses and other current assets	12,031	10,733
Advances to suppliers	4,909	5,061
Income taxes receivable	6,703	10,591
Total current assets	145,120	135,895
Property, plant, and equipment, net	131,888	130,270
Operating lease right-of-use assets	59,565	60,262
Investment in Limoneira Company	26,786	23,197
Investments in unconsolidated entities	5,909	6,065
Deferred income taxes	2,486	2,486
Goodwill	28,568	28,568
Intangibles, net	9,925	10,323
Other assets	36,205	32,558
	$446,452	$429,624
Liabilities and shareholders' equity
Current liabilities:
Payable to growers	$11,556	$11,346
Trade accounts payable	14,417	9,384
Accrued expenses	46,961	36,922
Borrowings pursuant to credit facilities, current	—	20,550
Dividend payable	—	20,343
Current portion of operating leases	6,674	6,443
Current portion of long-term obligations and finance leases	1,529	1,343
Total current liabilities	81,137	106,331
Long-term liabilities:
Borrowings pursuant to credit facilities, long-term	37,150	—
Long-term operating leases, less current portion	57,357	58,273
Long-term obligations and finance leases, less current portion	5,835	5,716
Other long-term liabilities	3,247	3,302
Total long-term liabilities	103,589	67,291
Commitments and contingencies
Shareholders' equity:
Total shareholders' equity	261,726	256,002
	$446,452	$429,624

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended
	January 31,
	2021	2020
Net sales	$220,578	$273,348
Cost of sales	202,739	257,540
Gross profit	17,839	15,808
Selling, general and administrative	14,174	16,298
Gain on sale of Temecula packinghouse	54	54
Operating income (loss)	3,719	(436)
Interest expense	(174)	(187)
Other income, net	201	994
Unrealized net gain on Limoneira shares	3,589	1,006
Income before income taxes and loss from unconsolidated entities	7,335	1,377
Income tax (provision) benefit	(1,943)	650
Net loss from unconsolidated entities	(155)	(3,028)
Net income (loss)	5,237	(1,001)
Less: Net loss attributable to noncontrolling interest	40	63
Net income (loss) attributable to Calavo Growers, Inc.	$5,277	$(938)

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$0.30	$(0.05)
Diluted	$0.30	$(0.05)

Number of shares used in per share computation:
Basic	17,599	17,536
Diluted	17,669	17,536

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh		Calavo	Interco.
	products	RFG	Foods	Elimins.	Total
Three months ended January 31, 2021
Net sales	$115,459	$90,306	$16,458	$(1,645)	$220,578
Cost of sales	102,314	90,329	11,741	(1,645)	202,739
Gross profit	$13,145	$(23)	$4,717	$—	$17,839

Three months ended January 31, 2020
Net sales	$133,189	$120,935	$20,483	$(1,259)	$273,348
Cost of sales	126,607	118,059	14,133	(1,259)	257,540
Gross profit	$6,582	$2,876	$6,350	$—	$15,808

For the three months ended January 31, 2021 and 2020, intercompany sales and cost of sales of $0.5 million and $0.3 million between Fresh products and RFG were eliminated. For the three months ended January 31, 2021 and 2020, intercompany sales and cost of sales of $1.1 million and $0.9 million between Calavo Foods and RFG were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended January 31,
	2021	2020
Net income (loss) attributable to Calavo Growers, Inc.	$5,277	$(938)
Non-GAAP adjustments:
Non-cash losses recognized from unconsolidated entities (a)	155	3,028
Income from FreshRealm Recovery (b)	(130)	—
Acquisition costs (c)	262	290
Net gain on Limoneira shares (d)	(3,589)	(1,006)
RFG rent expense add back (e)	108	—
Professional expenses related to FreshRealm	91	—
Tax impact of adjustments (f)	840	(602)
Adjusted net income attributed to Calavo Growers, Inc.	$3,014	$772

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$0.30	$(0.05)
Adjusted Diluted EPS	$0.17	$0.04

Number of shares used in per share computation:
Diluted	17,669	17,536

(a)

For the three months ended January 31, 2020, FreshRealm incurred losses totaling $9.3 million, of which we recorded $3.5 million of non-cash losses during the first quarter of fiscal 2020.  For the three months ended January 31, 2021, we incurred losses from Agricola Don Memo totaling $0.2 million. For the three months ended January 31, 2020, we realized income from Agricola Don Memo totaling $0.5 million.

(b)	As part of the FreshRealm Separation Agreement, we received $0.1 million for previously reserved receivables.
(c)

In the first quarter of 2021, these are professional service costs related to a considered and subsequently cancelled acquisition. In the first quarter of 2020, we incurred transaction expenses related to the acquisition of SFFI Company, Inc. doing business as Simply Fresh Fruit.

(d)	For the three months ended January 31, 2021 and 2020, we recorded $3.6 million and $1.0 million in unrealized gains related to these mark-to-market adjustments.
(e)	For the three months ended January 31, 2021, we incurred $0.1 million related to rent paid for RFG corporate office space that we have vacated and plan to sublease.
(f)	Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended January 31,
	2021	2020
Net income (loss) attributable to Calavo Growers, Inc.	$5,277	$(938)
Interest Income	(72)	(946)
Interest Expense	174	187
Provision (benefit) for Income Taxes	1,943	(650)
Depreciation & Amortization	4,294	3,567
Stock-Based Compensation	907	931
EBITDA	$12,523	$2,151

Adjustments:
Non-cash losses recognized from unconsolidated entities (a)	155	3,028
Net gain on Limoneira shares (d)	(3,589)	(1,006)
Income from FreshRealm recovery (b)	(130)	—
Professional expenses related to FreshRealm	91	—
RFG rent expense add back (e)	108	—
Acquisition costs (c)	262	290
Adjusted EBITDA	$9,420	$4,463
Adjusted EBITDA per diluted share	$0.53	$0.25

See prior page for footnote references

Calavo Growers, Inc.

CALAVO GROWERS, INC.

OTHER INFORMATION (UNAUDITED)

(in thousands, except per pound amounts)

	Three months ended
	January 31,
	2021	2020
Pounds of avocados sold	97,388	95,632
Pounds of processed avocado products sold	5,448	6,951
Average sales price per pound - avocados	$1.06	$1.23
Gross profit per pound - avocados	$0.12	$0.05
Average sales price per pound – processed avocado products	$2.89	$2.84
Gross profit per pound – processed avocado products	$0.86	$0.91